<u>PURCHASE AGREEMENT</u>

American Independence Funds Trust II, a Delaware business trust, (the "Trust") and Keith A. Fletcher, hereby agree as follows:

1. The Trust hereby offers Keith A. Fletcher, and he hereby purchases, 3,400 shares at $10.00 per share (par value $0.001 per share) of Class A shares of the Laffer Dividend Growth Fund and 3,300 shares each at $10.00 per share (par value $0.001 per share) of the Class A shares of the MAR Tactical Moderate Growth Fund and the MAR Tactical Growth Fund (each a "Fund"), each a separate series of the Trust. The Distributor hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Trust hereby acknowledges receipt from the Distributor of funds in the amount of $100,000 in full payment for the shares.

2. The Distributor represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

3. The Distributor agrees that if net proceeds so received by the Trust do not result in the Trust having a net worth of at least $100,000 within ninety days after the Trust's registration statement becomes effective, arrangements will be made whereby any proceeds so paid in, as well as any sales load, will be refunded to any subscriber on demand without any deduction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 10 day of December, 2013.

AMERICAN INDEPENDENCE FUNDS TRUST II

Attest:

By: [signature]
Name: Eric M Rubin
Title: President

MATRIX CAPITAL GROUP, INC.

Attest:

By: [signature]
Name: Christopher Anci
Title: President